Exhibit 99.1

Riverwood International to Offer $850 million Senior and Senior Subordinated Notes

Marietta, GA (July 22, 2003) — Riverwood International Corporation, a wholly-owned subsidiary of Riverwood Holding, Inc., today announced its intention to offer $850 million total principal amount of Senior Notes due 2011 and Senior Subordinated Notes due 2013 (the “Notes”), each as a separate issue.  As previously announced, Riverwood Holding, Inc. and Graphic Packaging International Corporation (“GPIC”) have agreed to merge in a stock-for-stock transaction.  At the time of such merger, Riverwood International Corporation will merge with Graphic Packaging Corporation, a wholly-owned subsidiary of GPIC, and be renamed Graphic Packaging International, Inc., which will be the obligor on the Notes.  The offering is expected to close in August 2003.  The net proceeds of the offering will be applied to refinance existing indebtedness of Riverwood International Corporation and Graphic Packaging Corporation.  The Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.